[AGWAY LOGO]
            NEWS                                      Contact: Stephen H. Hoefer
            SERVICE                                    Agway Inc., P.O. Box 4933
                                                        Syracuse, New York 13221
                                                      Phone: Office 315.449.6474
                                                               FAX: 315.449.6281
                                                       E-Mail: shoefer@agway.com

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FOR IMMEDIATE RELEASE

                  AGWAY'S 38TH ANNUAL MEETING HELD IN SYRACUSE

           COMPANY TARGETS DECEMBER 2003 FOR EMERGENCE FROM CHAPTER 11

SYRACUSE, NY, NOVEMBER 20, 2002 - Agway members met in Syracuse today to hear reports from management and the board of directors and to elect directors. As previously announced, Agway Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 1, 2002. Four wholly owned Agway Inc. subsidiaries - Agway Energy Products LLC, Agway Energy Services, Inc., Agway Energy Services-PA, Inc. and Telmark LLC - were not included in the filings. Also not included in the filings
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was  Cooperative  Milling,  a joint venture  between  Agway and Southern  States
Cooperative.

In his report to Agway members and investors, CEO Donald Cardarelli reviewed the circumstances that led to Agway Inc.'s filing for Chapter 11 and reported on the progress made since then, including:

    o Court approval for access to the Company's $125 million debtor-in-possession credit facility, which gives Agway and its stakeholders assurance that operations can continue as normal and that the Company's vendors will continue to be paid
    o Court approval of several employee, customer and operational programs to ensure seamless transition to the Chapter 11 process
    o Court approval to sell Agway's Agronomy and Seedway businesses and related assets to GROWMARK, a transaction which is expected to close within the next few weeks

Cardarelli said that Agway's businesses continue to experience no interruption of production, service or distribution. "We appreciate the cooperation we have received from our vendors and remain committed to delivering in full and on time all products and services to Agway customers," said Cardarelli.

The Company also announced that it has targeted December 2003 for its emergence from Chapter 11. "The Board and management team are fully committed to preserving the maximum value possible for Agway's securities holders, other creditors and employees," said Agway Board Chairman Gary Van Slyke. "We are also committed to moving through the Chapter 11 reorganization process as quickly as possible."

Also at the Annual Meeting, four incumbent directors were re-elected to three-year terms on the Agway Board of Directors. The elected directors included: Stanley Burkholder, Chambersburg, PA; Donald Cardarelli, Jamesville, NY; Jeffrey Martin, Cazenovia, NY; and Richard Skellie, Salem, NY.

The Agway Board re-elected Gary Van Slyke, Pike, NY as chairman and Andrew Gilbert, Potsdam, NY as vice chairman.

Agway  Inc.  is  an   agricultural   cooperative   owned  by  69,000   Northeast
farmer-members. The Cooperative is headquartered in DeWitt, NY. Visit Agway at www.agway.com.
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